Exhibit 99.1

Air T, Inc. Announces Final Distribution Date and Ratios for Alpha Income Preferred Securities and Warrants and 50% Common Stock Dividend

by AIRT | June 10, 2019 | Press Release

DENVER, N.C., June 10, 2019 — Air T, Inc. (NASDAQ: AIRT) ("Air T") announced today the final distribution date and distribution ratios for its previously announced issuance and distribution of (1) $4 million in face value of Alpha Income Preferred (AIP), a new 8% fixed income trust preferred security, and (2) warrants to purchase up to an additional $21 million in face value of AIP at an exercise price equal to 96% of face value. The distribution date will be Monday, June 10, 2019, and the AIP and warrants will be distributed pro rata to existing holders of Air T common stock as of the Record Date of June 4, 2019. For each share of Air T common stock held on the Record Date, Air T will distribute 0.792161 shares of AIP and 4.158844 warrants. Also on June 10, 2019, Air T is effecting a 50% common stock dividend (equivalent to a three-for-two stock split) to holders of the common stock as of the Record Date.

The AIP (symbol “AIRTP”) and the warrants (symbol “AIRTW”) will trade on the NASDAQ Global Market on a when issued basis on Monday, June 10, 2019 and will trade regular way commencing on Tuesday, June 11, 2019. Air T’s common stock, which has been trading on the NASDAQ Capital Market, is changing its listing to the NASDAQ Global Market effective on Monday, June 10, 2019. The common stock will continue to trade under the symbol “AIRT.” Commencing on June 11, 2019, the common stock will trade ex dividend.

The offering of AIP upon exercise of the Warrants will be made only by means of a prospectus. Copies of the final prospectus relating to the offering, which is included in Air T’s registration statement on Form S-1 (File Nos. 333-228485 and 333-228485-01) may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus, when available, may be obtained for free from Katrina Philp, Chief of Staff, Air T, Inc., telephone (612) 405-5896, email kphilp@airt.net.

ABOUT AIR T, INC.

Established in 1980, AIR T, INC. is a powerful portfolio of businesses and financial assets, each of which operate independently yet interrelatedly. The Company’s four core segments are: overnight air cargo, aviation ground support equipment manufacturing, aviation ground support maintenance services, and commercial aircraft asset management and logistics. Our ownership interests are designed to expand, strengthen and diversify AIR T, INC.’s cash earnings power. Our goal is to build on AIR T, INC.’s core businesses, and when appropriate, to expand into adjacent and other industries that we believe fit into the AIR T, INC. portfolio.

Forward-Looking Statements

Statements in this press release, which contain more than historical information, may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which are subject to risks and uncertainties. Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including, but not limited to, the risk that contracts with major customers will be terminated or not extended, future economic conditions and their impact on the Company’s customers, the Company’s ability to recover on its investments, including its investments in Delphax and other recently acquired companies, the timing and amounts of future orders under the Company’s Global Ground Support subsidiary’s contract with the United States Air Force, and risks and uncertainties related to business acquisitions, including the ability to successfully achieve the anticipated benefits of the acquisitions, inflation rates, competition, changes in technology or government regulation, information technology disruptions, and the impact of future terrorist activities in the United States and abroad. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. The Company is under no obligation, and it expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE Air T, Inc.

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